Intelligent Communication Enterprise Enters into an Agreement of Securities Exchange with One Horizon Group

SINGAPORE/LONDON.  – October 16, 2012 – Intelligent Communication Enterprise Corporation (OTCQB: ICMC), (ICE Corp) announced today that it has entered into an Agreement of Securities Exchange with UK based One Horizon Group Plc. The deal values One Horizon Group, the provider of leading edge, patent-pending optimized, mobile Voice over IP (VoIP) technology to tier 1 and tier 2 mobile network operators, at US$196 million.

Under the Agreement, the shareholders of One Horizon are being offered 175.14 shares of ICE Corp’s common stock in exchange for each One Horizon share. The transaction is expected to close in early November 2012. The combined company, which will solely focus on Horizon Globex - One Horizon’s revolutionary optimized mobile VoIP business, is expected to be owned more than 95% (of a total of 18.5bn shares) by the current shareholders of One Horizon. ICE Corp’s offer letter, which also highlights the company’s intention to meet the objective criteria for listing on the NASDAQ Capital Market as soon as possible, has been delivered to the One Horizon shareholders. The requisite percentage of acceptances from the shareholders of One Horizon has been received.

“The Agreement with One Horizon positions ICE Corp firmly in the communications technology sector and represents the best possible value for the shareholders of ICE Corp at the moment,” stated Victor Jeffery the CEO of ICE Corp. “One Horizon’s strategy to extend its reach globally in a world with increasing demand for bandwidth efficient mobile technologies makes us extremely optimistic about our future,” added Mr. Jeffery.

Horizon Globex, which has already made significant sales into leading Asian tier 1 mobile network operators, SingTel and Smart Communications Inc., and has joint venture businesses established in China, India and Russia, posted an EBITDA of US$2.3 million (audited) and US$14.7 million (unaudited) in their years ending 30 June 2011 and 2012 respectively.

Upon closing, it is expected that the Officers and Directors of One Horizon Group will assume the positions of Officers and Directors of ICE Corp which will be renamed to One Horizon. The new team will bring with it 30 years of combined experience in a fast growing telecommunications technologies sector.

“This deal provides the shareholders of One Horizon with access to a more liquid market to trade their shares. Being quoted in the United States will provide us access to the right capital markets with potential to match our ambitions,” stated Mark White, the CEO of One Horizon Group. “We believe this deal offers our shareholders an avenue to experience the full potential value of their holdings as the company proceeds to implement its growth plans in the coming months,” added Mr. White.

About One Horizon Group

One Horizon Group’s business is to optimize communications over the Internet. It is the parent company of Horizon Globex.  Horizon Globex develops the Group’s Horizon solution, which is the world’s most bandwidth-efficient mobile VoIP platform for smartphones, and also offers a range of other optimized data applications.  It is an ISO 9001 and ISO 20000-1 certified company.  The Group has operations in the Switzerland, UK, China, Russia, India, Thailand, Singapore and Hong Kong.  For more information on the company, its products and services, please visit http://www.onehorizongroup.com

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corp. is a Pennsylvania, USA Corporation and is in the media and publishing business. ICE Corp stock trades in the over-the-counter market in the United States of America and is currently quoted for trading on the OTCQB market under the ticker symbol ICMC. For more information about ICE Corp. visit http://www.icecorpasia.com

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements in this press release, additional risks and uncertainties are identified and described in the Company's SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

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